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                                  EXHIBIT 8.1
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                                  [LETTERHEAD]

                                                                     EXHIBIT 8.1

July 19, 1996

Image Industries, Inc.
Post Office Box 5555
Armuchee, Georgia 30105

Gentlemen:

    We have acted as counsel to you, Image Industries, Inc., a corporation organized under the laws of the State of Delaware ("Image"), in connection with the proposed merger (the "Merger") of Image and TMG-II Merger, Inc. ("Merger Sub"), a subsidiary of The Maxim Group, Inc. ("Maxim"), a corporation organized under the laws of the State of Delaware, pursuant to which the Merger Sub will be merged with and into Image, with Image thereby becoming a wholly-owned subsidiary of Maxim and in which each issued and outstanding share of Image common stock will be converted into the right to receive one share of Maxim common stock. You have requested our opinion regarding the material U.S. federal income tax consequences of the Merger to your shareholders.

    In rendering our opinion, we have reviewed the Agreement and Plan of Reorganization, dated May 31, 1996, by and among Image, Maxim and Merger Sub (the "Merger Agreement"), the Proxy Statement/Prospectus to shareholders of Image, included in the Form S-4 Registration Statement to which this opinion is an exhibit (the "Proxy Statement/Prospectus"), and such other materials as we have deemed necessary or appropriate as a basis for our opinion. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

    In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agreement and that the representations and warranties of Image and Maxim contained therein are true and correct as of the Effective Time of the Merger, and that the Proxy Statement/Prospectus accurately reflects the material facts of the Merger and those surrounding Image, Maxim and Merger Sub. In addition, as to any facts material to this opinion which we did not independently establish or verify, we have relied upon the facts contained in the statements and representations of officers and other representatives of Image and Maxim and others, including but not limited to those representations made in each respective Tax Certificate delivered in connection with this opinion, which facts may in certain instances derive from the best knowledge of such persons without duty of inquiry. In addition we have assumed the following:

        1. The Merger will be consummated in accordance with the terms of the Merger Agreement and none of the material terms or conditions therein have been waived or modified and neither Maxim, Image nor Merger Sub has any plan or intention to waive or modify any such material terms or conditions.

        2. The Merger is expected to further the business purposes as discussed in the Proxy Statement/Prospectus.

        3.  Following the Effective Time, it is Maxim's plan that it will either
    (i) continue the historic business of Image or (ii) use, in a going concern, a significant portion of Image's business assets.

        4. The ratio for the exchange of shares of common stock of Image (the "Image Common Stock") for voting common stock of Maxim ("Maxim Common Stock") in the Merger was negotiated through arm's-length bargaining.
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                                                          Image Industries, Inc.
                                                                   July 19, 1996
                                                                          Page 2

        5. The Maxim Common Stock to be received by Image shareholders is, in the aggregate, approximately equal to the aggregate fair market value of the Image Common Stock surrendered in exchange therefor.

        6. There is no present plan or intention on the part of the shareholders of Image to engage in a sale, exchange, transfer, reduction of risk of ownership or any other direct or indirect disposition (a "Sale") of
    (i) shares of Maxim Common Stock to be issued to them in the Merger, which shares have an aggregate fair market value, as of the period ending at the Effective Time of the Merger, in excess of fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of the outstanding shares of Image Common Stock held by shareholders immediately prior to the Merger ("Outstanding Image Common Stock") (including shares of Image Common Stock issued after the date hereof and prior to the Effective Time pursuant to exercise of outstanding options to acquire Image Common Stock (the "Image Options")), or (ii) more than fifty percent (50%) of the shares of Maxim Common Stock received by such shareholders in the Merger. For purposes of the foregoing, a Sale of Maxim Common Stock shall be considered to have occurred pursuant to a plan if such Sale occurs in a transaction that is in contemplation of or related to the Merger (a "Related Transaction"). In addition, shares of Image Common Stock (or the portion thereof) with respect to which a Sale occurred in a Related Transaction prior to the Merger shall be considered to have been Outstanding Image Common Stock that was exchanged for Maxim Common Stock in the Merger and then disposed of pursuant to a plan.

        7. Maxim has no plan or intention to redeem or otherwise reacquire any of the Maxim Common Stock to be issued in the Merger.

        8. Maxim has no present plan or intention to liquidate Image; to merge Image into another corporation; to cause Image to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Image Common Stock acquired in the Merger or otherwise.

        9. Maxim will acquire Image Common Stock solely in exchange for Maxim Common Stock, and immediately after the Merger, Maxim will have control of Image, as defined in Section 368(c) of the Code. Furthermore, no liabilities of Image shareholders will be assumed by Maxim, nor will any of the Image Common Stock be subject to any liabilities.

        10. Maxim is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code, nor will Maxim be an investment company at the Effective Time.

        11. Any compensation paid to shareholders of Image who enter (or who will enter) into employment contracts with Maxim at any time or with Image after the Effective Time will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services. None of such compensation represents consideration for the exchange of shares of Image Common Stock for Maxim Common Stock. None of the shares of Maxim Common Stock received by Image shareholders in the Merger is separate consideration for or otherwise allocable to anything other than Image Common Stock, such as for services or any covenant not to compete.

        12. The Maxim Common Stock issued pursuant to the Merger will not be subject to any restriction, other than any restrictions imposed under any applicable securities laws.

        13. Maxim formed Merger Sub solely for the purpose of the Merger.

        14. None of the shares of Maxim Common Stock received by any party pursuant to the Merger is separate consideration for or allocable to the Image Options which remain unexercised after the Effective Time.

        15. Image has no plan or intention to acquire after the Merger any of the Maxim Common Stock to be issued in the Merger.
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                                                          Image Industries, Inc.
                                                                   July 19, 1996
                                                                          Page 3

        16. The fair market value of the assets of Image does and at the effective time of the Merger will exceed the aggregate liabilities of Image plus the amount of any other liabilities to which such assets are subject that are not included in the aggregate.

        17. The liabilities of Image, if any, to be assumed by Maxim and the liabilities, if any, to which the transferred assets of Image are subject were incurred by Image in the ordinary course of its business.

        18. Maxim has no present plan or intention to reacquire any of its Common Stock issued in the Merger. There have been no transfers of Image stock which were made in contemplation of, or as part of a plan involving, the Merger, nor has Image redeemed any of its stock or made any distribution with respect to any of its stock in contemplation of, or as part of a plan involving, the Merger.

        19. Not more than twenty-five percent (25%) of the fair market value of Image's or Maxim's total assets consist of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation's total assets exclude cash, cash items (including accounts receivable and cash equivalents), and U.S. government securities, (ii) a corporation's total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

        20. The transfer of assets pursuant to the Merger Agreement does not constitute a transfer in a "title 11 or similar case" as such term is defined in Section 368(a)(3) of the Code.

        21. Image nor Maxim is not a foreign personal holding company as more fully defined in the Code.

    Based upon the foregoing, it is our opinion that, under present law, the discussion presented under the heading "Terms of the Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus, although general in nature, sets forth the material U.S. federal income tax consequences of the Merger to shareholders of Image.

    We express no opinion as to the tax treatment of warrants and options and the holders thereof and as to the tax consequences to any shareholder who is not a citizen or resident of the United States.

    We express no opinion regarding the U.S. federal income tax consequences, other than as set forth above, of the Merger that may be applicable to any particular shareholder of Image. In addition, we express no opinion as to the U.S. federal income tax consequences, other than as set forth above, and we express no opinion as to the state, local, foreign or other tax consequences. This opinion is being furnished in connection with the Proxy Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any material changes in the facts from those set forth or assumed herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

    The reference to Code Sections and other authority above are not intended to
be  complete  citations  of  all  relevant  authority.  Changes  to  the   Code,
regulations,   the  rulings  thereunder,  or  changes   by  the  courts  in  the
interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.
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                                                          Image Industries, Inc.
                                                                   July 19, 1996
                                                                          Page 4

    We hereby consent to the reference to us in the section captioned "Terms of Merger -- Certain Federal Income Tax Matters" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement containing such Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,

                                      WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

                                      /s/ G. DONALD JOHNSON

                                      G. Donald Johnson